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Genta Appeals FDA Decision on Genasense® in CLL

BERKELEY HEIGHTS, NJ – April 4, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company has filed a formal appeal of the recent non-approvable decision by the Food and Drug Administration (FDA) for the Company’s New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection. The NDA proposed the use of Genasense in combination with chemotherapy for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL).

The appeal was submitted in accordance with the Formal Dispute Resolution process that exists within FDA’s Center for Drug Evaluation and Research (CDER). Responses to CDER appeals are typically made within 30 to 60 days. In seeking reconsideration, the appeal reflects several views:

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Complete response confers clinical benefit in CLL. By definition, a complete response requires elimination of all evident disease, normalization of blood counts, and resolution of symptoms.

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Complete responses – the primary endpoint of the Genasense trial – were more than doubled if the chemotherapy regimen included Genasense compared to chemotherapy used alone – an increase that was statistically significant.

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The median duration of complete response exceeded 3 years, at least 50% longer, if the chemotherapy regimen included Genasense – a clinically meaningful and statistically significant increase in a prospectively specified secondary endpoint.

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The Genasense study is the only randomized controlled trial ever conducted in this population.

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The number, type, and severity of adverse reactions encountered with Genasense were comparable to other leukemia drugs, which are readily managed by specialists.

“On behalf of our patients, we applaud Genta for taking this action, and we urge CDER leadership to reverse the initial Office action”, said Dr. Alexandra Levine, Chief Medical Officer at the City of Hope National Medical Center, Duarte, CA, and a hematologist and current member of FDA’s Oncology Drug Advisory Committee (ODAC) who did not participate in ODAC’s deliberations on Genasense. “It is puzzling that the Office would deny approval to a drug that met both its primary as well as a key secondary endpoint, especially since these findings were observed in the only randomized controlled trial that has ever been conducted in patients with relapsed CLL. These findings were statistically significant, and they represent clear benefit to patients.”

Genasense in CLL

In the pivotal Phase 3 trial, patients with relapsed or refractory CLL were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) chemotherapy with or without Genasense. This trial — the first randomized study ever conducted in this population — achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR) (17% vs. 7%; P=0.025). In addition, the duration of CR/nPR was significantly longer for patients treated with Genasense (median = not reached but will exceed 36 months in the Genasense group vs. 22 months for patients treated with chemotherapy alone).

Prior to randomization on this trial, patients were prospectively stratified according to criteria that reflected their responsiveness to prior chemotherapy. The CR/nPR response to Flu/Cy alone was both equally poor (6-7%) and numerically inferior in all stratification groups. Clear trends, evident across all strata, suggested that the best response to Genasense occurred in patients who had received less extensive therapy. In addition to achieving the prospectively defined, intent-to-treat primary endpoint, patients in the Genasense group who were protocol-defined as “non-refractory” to fludarabine (comprising more than 40% of the total population) achieved:

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A four-fold increase in CR/nPR (25% [13/51] vs. 6% [3/50]; P = 0.016)

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Increased time-to-progression (median = 12 months. vs. 10 months; P = N.S.)

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Increased overall survival (median not reached but exceeding 39 months. vs. 33 months; P = 0.05)

Safety

Grade 3 or Grade 4 adverse events that occurred during treatment or within 30 days from last treatment in an increased percentage of patients in the Genasense group included, but were not limited to, thrombocytopenia, nausea, and intravenous-catheter complications. Adverse events resulted in discontinuation of therapy in an equal percentage of patients in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapy-alone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and infusion-related reactions. A scientific report of the safety and efficacy findings from this pivotal study appears in the current issue of the Journal of Clinical Oncology (25:1114, 2007).

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. More information about CLL can be accessed website for the Lymphoma Research Foundation at: http://www.lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACTS:

Media:	Investors:
Nancy Glick Ruder Finn 1667 K Street, NW, Suite 950 Washington, D.C. 20006 (202) 974-5083	Tara Spiess/Andrea Romstad TS Communications Group, LLC (908) 286-3980 info@genta.com